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                                                                    EXHIBIT 99.2

                        NEVADA MANHATTAN MINING ANNOUNCES
                          INCREASED TIMBER PRODUCTION


        CALABASAS, Calif. and BELEM, Brazil--Oct. 6, 1997--Nevada Manhattan Mining Inc. (OTC/BB:NVMH), a diversified, global natural resource company, Monday announced that the expansion program for its sawmill facility under its Equatorial Resources subsidiary has been completed.

        Production capacity has been increased to 12,000 cubic meters per month of raw tropical hardwood at the Equatorial Resources facility located near the capital city of Belem in the Amazonia region, state of Para, Brazil, making this one of the largest facilities in the region.

        The capacity of the sawmill facility was expanded due to increased demand for product. During the expansion phase, Equatorial has been offered, and has accepted, purchase orders from several companies including, but not limited to, Nordisk Timber Ltd., Sabra International, Robco Madeiras Ltd. and Nevesexport, all recognized buyers, totaling 1,800 cubic meters of sawn timber, for immediate production and delivery totaling approximately $700,000 (U.S.) in projected revenue.

        Production has commenced to fill these orders. Additional orders totaling 6,300 cubic meters of sawn timber have been submitted to the company and are now being reviewed for acceptance and finalization.

        The company previously announced (July 22, 1997) it entered into a letter of intent with a multi-industry holding company based in Singapore for the production and distribution of sawn timber. The Sept. 30, 1997, deadline for the conclusion of the formal purchase order under the letter of intent has been extended for 30 days.

        Christopher Michaels, chairman, commented from Brazil: "Competition is the backbone of capitalism. During the mill expansion phase, several recognized buyers presented orders with favorable pricing, specifications and delivery dates prompting us to open our facility and production capacity to additional buyers. This continues to substantiate our need for expansion and we will still be pleased to conclude the purchase order with the group in Singapore."

        In addition to its hardwood timber operations, Nevada Manhattan Mining also has gold and coal mining concessions in Asia, as well as in Nevada. For more information on Nevada Manhattan Mining or this release, contact Christopher Michaels, CEO, or Jeffrey Kramer, COO, at 818/591-4400, or fax 818/591-4411 or e-mail at administration@nevadamanhattan.com or Jack Wynn, Jack Wynn & Co. Inc., 202/547-6245 or fax 202/547-6260.